Exhibit 10.3

MANAGEMENT AND

TECHNICAL SERVICES AGREEMENT

between

CROWN RESOURCE CORP. OF COLORADO

and

SOLITARIO RESOURCES CORPORATION

dated as of January 1, 1994

j:\home\john\ipo\mgmttech.agr

12/11/03 (10:5AM)

INDEX

Section                   Title                                Page

   1.        Management Services                                1

   2.        Compensation                                        4

   3.        Executive Personnel                                5

   4.        Third Party Services                               6

   5.        Reports                                            6

   6.        Compliance With Law                                6

   7.        Losses and Liabilities                             6

  8.        Force Majeure                                      7

   9.        Confidentiality                                    7

  10.        Other Opportunities                                8

  11.        Term and Termination                               8

  12.        Assignment                                         8

  13.        Notices                                            8

  14.        Amendment                                          9

  15.        Waiver                                             9

  16.        Governing Law                                      9

  17.        Headings                                           9

  18.        Counterparts                                       9

MANAGEMENT AND TECHNICAL SERVICES AGREEMENT

THIS AGREEMENT dated as of January 1, 1994, is entered into by and between Crown Resource Corp. of Colorado ("Crown"), a Colorado corporation, and Solitario Resources Corporation ("Solitario"), a Colorado corporation.

WITNESSETH:

WHEREAS, Solitario carries on business alone and in joint venture with others as an explorer for and developer of mineral deposits including gold; and

WHEREAS, Crown carries on business as a provider of management, administrative, financial, accounting, treasury, operations and technical services to mining and exploration companies; and

WHEREAS, the parties desire that Crown provide such services to Solitario;

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, Crown and Solitario agree as follows:

1. Management Services. Until terminated in accordance with paragraph 13, Crown shall furnish to Solitario the following services as required by Solitario:

(a) General executive services, including without limitation periodic advice and consultation with respect to, and subject to the policies and supervision of the Board of Directors of Solitario (the "Board") general management of, the affairs of Solitario, as more specifically described in paragraph 3;

(b) Business planning and development services, including without limitation assistance in the economic and technical evaluation, acquisition and disposition of assets;

(c) Accounting and financial services, including without limitation (i) general accounting (payroll, invoicing, accounts payable, maintenance of general and subsidiary ledgers and journals, and preparation of related reports); (ii) government accounting (preparation of federal, state, and local government reports); (iii) coordination of external audits; (iv) performance of internal audits; (v) advice on application of generally accepted accounting principles and financial accounting standards; (vi) performance of treasury functions (cash management and debt/equity financing); and (vii) financial planning and budgeting;

(d) Operations services, including without limitation the management or operation or both of Solitario's mines to be developed or acquired, including mine development, engineering, geological control and definition, mining, beneficiation, waste deposition, maintenance and required reclamation;

(e) Exploration and development services, including without limitation general and specific literature reviews, geological, geochemical and geophysical reconnaissance and surveys, geostatistical analysis, negotiation for and acquisition of property rights, drilling and sampling programs, sample analysis and evaluation, geological mapping and other related services;

(f) Marketing services, including without limitation negotiation of refining agreements and sales agreements, administration of all commercial agreements, including shipping, invoicing and settlements, and the development and implementation of pricing and hedging strategies;

(g) Contract management services, including without limitation contract negotiation and engineering, technical and financial control for engineering, design, construction and operating contracts;

(h) Environmental services, including without limitation such services as are necessary or desirable to assist Solitario in complying with all applicable environmental laws and regulations, including the preparation, and, subject to the approval of Solitario, submittal to regulatory agencies of all necessary applications and reports;

(i) Property management services, including without limitation the maintenance of mining claims and filing of notices required under local, state, provincial and national laws and regulations, and calculation and payment (at Solitario's cost) of applicable rental and royalty payments, for those properties designated by Solitario.

(j) Legal and tax services, including without limitation regular and periodic advice and consultation with respect to legal and tax matters related to Solitario, the preparation and filing of, and assistance with respect to, federal, provincial, state and local income, property, excise, franchise and other tax returns and reports to securities exchanges and other governmental agencies, negotiation, preparation and review of contracts, leases and other legal instruments, the management of the defense or prosecution of litigation and of other legal services furnished by independent counsel, and making recommendations with respect thereto; provided, however that the fees and expenses of any such independent counsel shall remain the expense of Solitario;

(k) Human resources services, including without limitation advisory and administration services relating to employee relations, compensation programs, employee benefit programs, corporate policies and other personnel and industrial relations matters;

(l) Insurance services, including without limitation risk assessment and management, evaluation of optimum coverage, evaluation of and negotiation with insurance brokers, carriers and underwriters, and processing and administration of insurance claims;

(m) Loss prevention services, including without limitation advisory services on health and safety and property risk management;

(n) Public relations services, including without limitation contacts with various news and trade publication media;

(o) Governmental relations services including without limitation presenting Solitario's positions to members of the legislative and executive branches of local, state, regional and national governments, and participation in Solitario's name in selected trade organizations;

(p) Corporate Secretary services, including without limitation maintenance of corporate stock records, assistance in convening meetings of directors and shareholders and preparing the minutes of such meetings, and other services normally associated with this function;

(q) Research, development and evaluation services pertaining to equipment, processes and techniques related to mining, extractive metallurgy, minerals exploration and evaluation, environmental control and protection, and health and safety;

(r) General and administrative services, including without limitation office facilities management, telecommunica-tions, transportation coordination, library services, data processing and records management; and

(s) Such other services as may be required by Solitario and which Crown is able and willing to provide.

2. Compensation.

(a) Cost Reimbursement. Crown shall keep or cause to be kept complete and accurate records in accordance with generally accepted accounting principles of all costs and expenses incurred by Crown or by Solitario in the performance of Crown's obligations under this Agreement ("Costs"). All such records shall be kept so as to be readily susceptible to standard auditing tests. "Costs"

shall include without limitation all direct costs and expenses incurred by Crown in the performance of such obligations and fully allocated indirect costs and expenses, including salaries and benefits of Crown personnel providing services to Solitario under this Agreement, based on such reasonable policies and procedures for allocation as may be agreed on by Crown and Solitario, or in the absence of such agreement as may be proposed by Crown and accepted by (Crown's) independent certified public accountants. Solitario shall reimburse Crown all Costs within fifteen (15) days after receipt of Crown's invoice for the same in such detail as reasonably may be requested by Solitario. Invoices shall generally be prepared in accordance with a schedule of accounts agreed between Crown and Solitario.

(b) Service Fees. In addition to payment or reimbursement of Costs paid by Crown, Solitario shall pay to Crown service fees as follows:

(1)  an operations management fee equal to 7.5% of the costs paid by Crown on behalf of Solitario and reimbursable to Crown by Solitario pursuant to paragraph 2(a), and

(2)  an operations management fee equal to 7.5% of the costs paid directly by Solitario pursuant to paragaraph 2(a).

Service fees shall be paid monthly in arrears within fifteen (15) days after receipt by Solitario of Crown's invoice for the same. Service fee rates shall be subject to review annually and revised by mutual agreement by Crown and Solitario.

(c) General.

(1) Crown shall have free access at all times to all records and information of Solitario for the purpose of calculating the service fees payable from time to time.

(2) Solitario may set off against monies payable to Crown any sums which are due to Solitario by Crown under this Agreement.

(3) Either party may, at its sole expense, cause an audit of the books and records of the other by a nationally recognized firm of independent certified public accountants upon at least thirty (30) days prior written notice to the other party. Such audit shall be conducted in accordance with generally accepted auditing practices and standards. The full audit report shall be furnished to both parties simultaneously.

(4) The Board or its duly authorized agent shall have full and free access to all books and records maintained by Crown for or on behalf of or in respect of the business and operations of Solitario at the place where the same are customarily kept at all times during normal business hours of Crown and may copy the same.

3. Executive Personnel. The general executive services described in paragraph 1(a) include providing personnel with suitable qualifications and experience who will serve as officers of Solitario. The number and title of such officer positions shall be determined by Solitario. All such executives provided under this Agreement will remain employees of Crown and will be eligible to participate in all benefit and bonus plans and programs of Crown. Subject to approval by Solitario and regulatory authorities, executives provided under this Agreement may be eligible to participate in certain benefit plans of Solitario. Subject to approval by Solitario, Crown may add or delete the officer positions it will fill with Crown employees and may change the personnel serving in such positions. Compensation for the services of such personnel will be paid by Solitario in accordance with the provisions of paragraph 2(a).

4. Third Party Services. Crown will not be obligated to provide or pay for services which in Crown's reasonable judgement are customarily and more effectively performed by third parties, such as law firms, engineering firms, consultants, and independent accountants. Crown may contract for such services on behalf of Solitario and the costs of such services may be charged directly to and in such case shall be paid by Solitario. All material contracts shall be subject to the approval of the Board or of such approval authority as may from time to time be designated by the Board.

5. Reports. Crown shall prepare and deliver to the Board such reports and other information in such form and format as reasonably requested by the Board. Such reports may be established on a regular schedule or as requested from time to time or both.

6. Compliance With Law. Crown shall comply, and use its best efforts to ensure compliance by all of its employees, agents and contractors, with all applicable laws, statutes, rules, regulations, orders, and permit and license terms and conditions of all federal, state or provincial, and local governments and governmental agencies, and all applicable orders of courts and administrative tribunals of competent jurisdiction, affecting Crown or the business and operations of Solitario managed by Crown (collectively "Applicable Law").

7. Losses and Liabilities.

(a) Neither party (the "first party") shall be liable to the other party (the "second party") for any losses or liabilities sustained or incurred by the second party, except such losses and liabilities as may result from the first party's gross negligence or willful misconduct or from the willful and intentional breach by the first party of one or more of the provisions of this Agreement, and then only to the extent that such losses and liabilities are not covered by the second party's insurance.

Under no circumstances shall either party be liable to the other for indirect or consequential damages.

(b) Notwithstanding paragraph 7(a), Solitario hereby indemnifies and agrees to hold Crown harmless from and against any and all claims, demands, suits, actions, losses, damages and liability of whatsoever nature arising directly or indirectly out of the performance or purported performance of services or other obligations under this Agreement by Crown or its employees, agents or contractors, except only as and to the extent the same arise directly from the gross negligence or willful misconduct of or the willful and intentional breach of this Agreement by Crown or its employees or agents.

(c) Each party shall cause its relevant insurance policies to be endorsed to waive all rights of subrogation against the other party with respect to any act or omission or loss done, omitted or arising directly or indirectly from the performance or purported performance of any service or obligation by either party or its employees, agents or contractors under this Agreement.

8. Force Majeure. If Crown is unable, wholly or in part, by reason of any occurrence beyond the reasonable control of Crown, to carry out any obligation under this Agreement, the performance of such obligation, to the extent and during the time that it is so affected, shall be suspended. Crown shall notify Solitario promptly of such circumstances and exercise due diligence in attempting to perform its obligations. Fees under this Agreement shall be reduced proportionally to reflect the non-performance of those services suspended under this provision. Crown shall use its best efforts to reinstate the services suspended under this provision as soon as practicable and to mitigate the adverse effects on Solitario of such suspension.

9. Confidentiality.

(a) Neither Crown nor Solitario shall, without the prior written consent of the other party, disclose, directly or indirectly, to any third party any information acquired or developed pursuant to performance of this Agreement, except as provided in paragraph 9(b).

(b) The consent required by paragraph 9(a) shall not apply to the following disclosures, provided that in each case the disclosing party shall use its reasonable best efforts to preserve the confidentiality of such information against further disclosures:

(1) Information disclosed in response to require- ments of any court, governmental agency or other authority of competent jurisdiction; or

(2) Information disclosed as necessary for debt or equity financing purposes; or

(3) Information disclosed to consultants and other third parties as necessary to carry out the purposes of this Agreement.

10. Other Opportunities. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any kind whatsoever, whether or not competitive with the endeavors contemplated in this Agreement, without consulting the other or inviting or allowing the other to participate in such endeavors. The legal doctrine of "corporate opportunity" or "business opportunity" sometimes applied to persons participating in a joint venture or having a fiduciary status shall not apply in the case of any other endeavors of the parties to this Agreement.

11. Term and Termination. This Agreement shall commence on January 1, 1994 and remain in effect for a term of three (3) years (the "Primary Term") and shall continue thereafter until terminated in accordance with this paragraph. This Agreement shall terminate on the last day of any month occurring on or after the last day of the Primary Term if Solitario or Crown elects to terminate this Agreement and gives at least one hundred eighty (180) days' prior written notice of such termination, specifying the date of such termination, to the other.

12. Assignment.

This Agreement shall not be assigned in whole or in part by either party without the prior written consent of the other party; provided that this paragraph shall not preclude or restrict Crown from engaging such contractors (subject to the applicable provisions of this Agreement) as it deems necessary or prudent to perform in whole or in part any of the services required to be provided by Crown under this Agreement.

13. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given when actually delivered to an officer of the addressee party; or five (5) days after being deposited in the official mail system of the country of the party giving such notice or other communication, postage pre-paid for air mail delivery, addressed to the addressee party as provided below; or when given by telex to the addressee party telex number given below and the answerback given below is received; or when given by facsimile transmission to the addressee party facsimile number given below and written confirmation of satisfactorily completed transmission is received. The addresses of the parties for purposes of this paragraph 13 are as follows, and either party may change its address, telex number, answerback or facsimile number by notice given to the other party pursuant to this paragraph 13:

Crown: Crown Resource Corp. of Colorado

1225 17th Street, Suite 1500

Denver, Colorado 80202 U.S.A.

Attn: President

Facsimile No. (303) 295-2249

Solitario: Solitario Resources Corporation

1225 17th Street, Suite 1500

Denver, Colorado 80202 U.S.A.

Attn: President

Facsimile No. (303) 295-2249

14. Amendment. This Agreement may not be amended except by a written instrument signed by both parties.

15. Waiver. Any delay or omission or failure to exercise any right or remedy provided in this Agreement shall not constitute a waiver of any provision of this Agreement and shall not limit any party's right thereafter to enforce any provision or exercise any right.

16. Governing Law. This Agreement shall be deemed to have been made in and shall be governed by and construed in accordance with the laws of the State of Colorado, U.S.A.

17. Headings. The underlined headings of paragraphs in this Agreement are included for convenience only and are not a part of this Agreement.

18. Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same agreement.

EXECUTED as of the day first written above.

"Crown"

CROWN RESOURCE CORP. OF COLORADO

By

Title

"Solitario"

SOLITARIO RESOURCES CORPORATION

By

Title